Exhibit 23.3

ERNST & YOUNG (HELLAS) Certified Auditors – Accountants S.A. 8B Chimarras str., Maroussi 151 25 Athens, Greece	Tel: +30 210 2886 000 Fax:+30 210 2886 905 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 6, 2015, with respect to the consolidated financial statements of Pyxis Tankers Inc. as of March 31, 2015 and for the period from March 23, 2015 (date of inception) to March 31, 2015, included in the Proxy Statement and Prospectus of LookSmart, Ltd. that is made a part of Amendment No. 2 to the Registration Statement (Form F-4 No. 333-203598) of Pyxis Tankers Inc. for the registration of its common stock.

/s/ Ernst & Young

Athens, Greece

September 4, 2015